EXHIBIT 99.5

CONSENT OF RICHARD M. RIESER, JR.

Pursuant to Rule 438 under the Securities Act of 1933, I hereby consent to being named in this Registration Statement on Form S-4 of MB Financial, Inc. as a person who is expected to become a director of MB Financial, Inc. upon consummation of the merger referred to therein.

Date:	June 2, 2006	/s/ Richard M. Rieser, Jr.
Richard M. Rieser, Jr.